Exhibit 99.5

EXECUTION

EQUITY PURCHASE AGREEMENT

by and between

LSGC HOLDINGS III LLC

and

VANTAGEPOINT VENTURE PARTNERS 2006 (Q), L.P. and

VANTAGEPOINT CLEANTECH PARTNERS II, L.P.

Dated: February 3, 2017

i

ii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 3, 2017 by and between VantagePoint Venture Partners 2006 (Q), L.P. (“VPVP”) and VantagePoint CleanTech Partners II, L.P. (“VPCTP” and collectively with VPVP, the “Sellers”) and LSGC Holdings III LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, pursuant to a Membership Interest Purchase Option dated as of September 11, 2015 (the “Option Agreement”), among Buyer, RW LSG Holdings (“RW LSG Holdings”) and the other parties identified therein, Buyer was granted an option to acquire certain interests in Lighting Science Group Corporation, a Delaware company (“LSGC”) directly or indirectly held by the other parties to the Option Agreement;

WHEREAS, the parties to the Option Agreement have entered into a Purchase Option Exercise Agreement, dated as of February 3, 2017 (the “Exercise Agreement”), amending the terms of the Option Agreement and providing for the exercise of the option provided for therein on such amended terms and subject to the conditions set forth therein;

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings set forth in the Option Agreement;

WHEREAS, pursuant to Section 8.8 of the Option Agreement as amended by the Exercise Agreement, Buyer has offered to buy and Sellers have agreed to sell certain shares of Series H Preferred Convertible Stock par value $0.001 per share, of LSGC (“Series H Preferred Stock”) and warrants to purchase common stock, par value $0.001 per share, of LSGC (“Common Stock”), on the terms and subject to the conditions of this Agreement;

WHEREAS, the shares and warrants to be sold by VPVP hereunder consist of 3,333 shares of Series H Preferred Stock for a purchase price of $666,600.00 (Six Hundred Sixty-Six Thousand Six Hundred dollars) (the “VPVP Purchase Price”) and a warrant to purchase 1,206,046 shares of Common Stock as represented by Warrant Certificate No. RW5, dated June 15, 2012 (the “VPVP Warrant”), for no additional consideration (such Series H Preferred Stock and VPVP Warrant, collectively, the “VPVP Equity”);

WHEREAS, the shares and warrants to be sold by VantagePoint CleanTech Partners II, L.P. hereunder consist of 1,667 shares of Series H Preferred Stock for a purchase price of $333,400.00 (Three Hundred Thirty-Three Thousand Four Hundred dollars) (the “VPCTP Purchase Price”) and a warrant to purchase 603,204 shares of Common Stock as represented by Warrant Certificate No. RW6, dated June 15, 2012 (the “VPCTP Warrant”), for no additional consideration (such Series H Preferred Stock and VPCTP Warrant, collectively, the “VPCTP Equity”, and collectively with the VPVP Equity, the “Purchased Equity”);

WHEREAS, the closing of the purchase and sale hereunder (the “Closing”) shall occur concurrent with and subject to the closing of the transactions under the Exercise Agreement (“Effective Time”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“Action” means any action, appeal, petition, plea, charge, complaint, written claim, suit, written demand, litigation, arbitration, mediation, hearing, written inquiry by a Governmental Body, investigation or similar event, occurrence, or proceeding.

“Affiliate” means any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

“Agreement” has the meaning set forth in the Preamble.

“Buyer” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” has the meaning set forth in the Recitals.

“Contract” means any legally binding contract, agreement, mortgage, deed of trust, bond, loan, indenture, lease, license, note, option, warrant, right, instrument, commitment or other similar document, arrangement or agreement, whether written or oral, together with all amendments, modifications and/or supplements thereof.

“control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Effective Time” has the meaning set forth in the Preamble.

“Encumbrance” means any (i) mortgage, pledge, lien (statutory or otherwise), security interest, hypothecation, conditional sale agreement, encumbrance or any other similar interest, restriction or agreement (other than any such liens or encumbrances resulting (A) from actions taken by Buyer or (B) under applicable state and/or federal securities laws) and (ii) with respect to securities, any options, warrants, rights of first refusal or offer for, or other rights or arrangements to acquire or dispose of, such securities or any other rights, agreements, arrangements, obligations or commitments of any kind related to such securities, including any agreements or understandings with respect to the voting or transfer thereof, and “Encumber” means any action or inaction creating an Encumbrance.

“Governmental Body” means any government or governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad.

“Law” means any treaty, statute, ordinance, code, rule, regulation, Order or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body.

“LSGC” has the meaning set forth in the Recitals.

“Order” means any U.S. order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Body.

“Permit” means any approvals, authorizations, licenses, permits, consents or certificates by or of any Governmental Body.

“Person” means any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint stock company, Governmental Body or other entity.

“Proceeding” means any judicial, administrative or arbitral actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings (public or private), governmental proceedings or stockholder actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings.

“Purchased Equity” has the meaning set forth in the Recitals.

“Related Party” has the meaning set forth in Section 8.12.

“SEC” means the U.S. Securities and Exchange Commission.

“Sellers” has the meaning set forth in the Preamble.

“Series H Preferred Stock” has the meaning set forth in the Recitals.

“Subsidiary” means as to any Person, any other Person more than 50% of the shares of the voting stock, voting interests, membership interests or partnership interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

“Taxes” mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign Taxing Authority, including, but not limited to, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, escheat payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fees or other taxes, including any interest, penalties, fines or additions attributable thereto, whether disputed or not.

“Taxing Authority” means any Governmental Body responsible for the administration or the imposition of any Tax.

“VPVP” has the meaning set forth in the Preamble.

“VPVP Equity” has the meaning set forth in the Recitals.

“VPVP Purchase Price” has the meaning set forth in the Recitals.

“VPCTP” has the meaning set forth in the Preamble.

“VPCTP Equity” has the meaning set forth in the Recitals.

“VPCTP Purchase Price” has the meaning set forth in the Recitals.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Purchased Equity. Upon the terms and subject to the conditions set forth herein, at the Closing, the Buyer shall purchase from each Seller, separately and not jointly, and each such Seller shall sell, transfer, assign, convey and deliver to the Buyer, the VPVP Equity (in the case of VPVP) or the VPCTP Equity (in the case of VPCTP), in each case free and clear of any Encumbrances on such Purchased Equity.

Section 2.2 Purchase Price. Upon the terms and subject to the conditions set forth herein, on the Closing Date the Buyer shall pay or cause to be paid to the Sellers, by bank wire transfer of immediately available funds and to accounts designated in writing by such Sellers, the VPVP Purchase Price to VPVP and the VPCTP Purchase Price to VPCTP.

Section 2.3 Closing. The transactions that are the subject of this Agreement shall be deemed consummated as of the Effective Time.

ARTICLE III

DELIVERIES AND OTHER ACTIONS

Section 3.1 Deliveries by the Sellers. On the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Buyer (i) evidence satisfactory to the Buyer of the transfer and assignment of all Purchased Equity, including the certificates and other instruments evidencing the Purchased Equity and a stock power in the form attached as Exhibit A, duly executed by an individual with all necessary authority under the Seller’s general partner’s organizational documents, and (ii) a certificate dated as of the Closing Date from the Company stating that it is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code together with a notice that Buyer may provide to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in the form attached hereto as Exhibit B; provided that if Buyer does not receive such certificates on or prior to the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

Section 3.2 Deliveries by the Buyer. On the Closing Date, the Buyer shall deliver, or cause to be delivered, the VPVP Purchase Price to VPVP and the VPCTP Purchase Price to VPCTP by wire transfer of immediately available cash funds pursuant to wire instructions previously provided by the Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby represents and warrants to the Buyer, severally and not jointly, with respect to such Seller and the VPVP Equity (in the case of VPVP) or the VPCTP Equity (in the case of VPCTP), as of the Closing as follows:

Section 4.1 Organization and Power. Such Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware or the Laws of the Cayman Islands, as applicable. Such Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other instruments, documents and agreements contemplated or required by the provisions of this Agreement to be executed, delivered or carried out by such Seller hereunder.

Section 4.2 Authorization. The execution and delivery of this Agreement, the consummation by such Seller of the transactions contemplated herein to be consummated by such Seller, including the sale and delivery of the Purchased Equity to the Buyer in accordance with this Agreement (i) have each been duly authorized by all necessary action on the part of such Seller and (ii) do not require authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body.

Section 4.3 No Conflict. The execution, delivery and performance of this Agreement by such Seller does not (i) conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under any provision of the organizational documents of such Seller or (ii) materially conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (A) any Contract, Permit or Order to which such Seller is party or by which such Seller is bound; or (B) any Law to which such Seller is subject or by which such Seller is bound.

Section 4.4 Litigation. There are no Proceedings pending or, to the knowledge of such Seller, threatened, that (i) impact the validity of this Agreement or any action taken or to be taken by such Seller in connection with the consummation of the transactions contemplated hereby or (ii) seeks to prohibit, enjoin or otherwise challenge such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.5 Legal Compliance. Such Seller is, and since its formation has been, in compliance in all material respects with all material Laws and Orders promulgated by any Governmental Body to the extent applicable to the Purchased Equity. Such Seller has not received any written notice of violation or alleged material violation of any such Law or Order by any Governmental Body in any material respect, and such Seller has not received written notice that it is the subject of an investigation by any Governmental Body, in each case that could materially impair the ability of such Seller to satisfy its obligations hereunder and consummate the transactions contemplated hereby.

Section 4.6 Consents. Except for filings necessary for the sale of the Purchased Equity to qualify for certain exemptions from the registration requirements under state blue sky Laws and federal securities Laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and no vote, authorization, consent or approval of the limited partners of such Seller, is necessary for (i) the valid execution and delivery of this Agreement by such Seller, or (ii) the consummation by such Seller of the transactions contemplated herein.

Section 4.7 No Brokers. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee for which the Buyer may be liable as a result of actions taken by such Seller, directly or indirectly, or as a result of, or in connection with the transactions contemplated by this Agreement.

Section 4.8 Title to Purchased Equity. At the Closing, the Buyer will acquire good, valid and marketable title to the VPVP Equity (in the case of VPVP) or the VPCTP Equity (in the case of VPCTP) free and clear of any Encumbrances, other than Encumbrances created by the Buyer. The Purchased Equity are validly issued, fully paid and nonassessable. The Purchased Equity constitutes all of the issued and outstanding Series H Preferred Stock and warrants to purchase Common Stock held by such Seller. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements, obligations or commitments of such Seller of any kind relating to the Purchased Equity. There are no agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Equity. Such Seller has not exercised the VPVP Warrant (in the case of VPVP) or the VPCTP Warrant (in the case of VPCTP) and such Seller has not transferred, pledged or assigned the VPVP Warrant (in the case of VPVP) or the VPCTP Warrant (in the case of VPCTP) or entered into any agreement or commitment with respect thereto.

Section 4.9 Non-Public Information. The Buyer has informed such Seller that the Buyer may be in possession of material non-public information relating to LSGC (including, but not limited to, financial projections, future capital expenditures and business strategy, which may be positive or negative), and such Seller acknowledges such possibility and is entering into this Agreement knowingly and willingly with full understanding of such possibility. The Buyer and its officers, directors, employees, agents and Affiliates shall not be liable for any and all claims that such Seller might have (whether for damages, rescission or any other relief) based on the Buyer’s possession or non-disclosure of such material, non-public information to such Seller, and such Seller has not solicited or encouraged, directly or indirectly, any other person to assert such a claim.

Section 4.10 No Other Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, each Seller acknowledges and agrees that neither Buyer nor any of its Affiliates, directors, officers, employees, shareholders, partners, members or representatives, has made or will make any representations or warranties whatsoever, express or implied, beyond those expressly given by Buyer in Article V and such Seller expressly disclaims reliance on any other representations or information, or the absence of any information, in making its decision to enter into this Agreement and sell the VPVP Equity (in the case of VPVP) or the VPCTP Equity (in the case of VPCTP) on the terms set forth herein. Each Seller further acknowledges that neither Buyer nor any of its Affiliates, directors, officers, employees, shareholders, partners, members or representatives, shall have or be subject to any liability to such Seller or any other person or entity resulting from the sale of the VPVP Equity (in the case of VPVP) or the VPCTP Equity (in the case of VPCTP), except as expressly set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to each Seller as of immediately prior to the Closing as follows:

Section 5.1 Organization and Power. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and all other instruments, documents and agreements contemplated or required by the provisions of this Agreement to be executed, delivered or carried out by the Buyer hereunder.

Section 5.2 Authorization. The execution and delivery of this Agreement, the consummation by the Buyer of the transactions contemplated herein to be consummated by the Buyer, including the purchase of the Purchased Equity in accordance with this Agreement, have each been duly authorized by all necessary action on the part of the Buyer.

Section 5.3 No Conflict. The execution, delivery and performance of this Agreement by the Buyer does not materially conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (i) any provision of the organizational documents of the Buyer; (ii) any Contract, Permit or Order to which the Buyer is party or by which the Buyer is bound; or (iii) any Law to which the Buyer is subject or by which the Buyer is bound.

Section 5.4 Litigation. There are no Proceedings pending or, to the knowledge of the Buyer, threatened, that (i) impact the validity of this Agreement or any action taken or to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby or (ii) seeks to prohibit, enjoin or otherwise challenge the Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.5 Consents. Except for filings necessary for the sale of the Purchased Equity to qualify for certain exemptions from the registration requirements under state blue sky Laws and federal securities Laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and no vote, authorization, consent or approval of the members of the Buyer that has not already been obtained, is necessary for (i) the valid execution and delivery of this Agreement by the Buyer or (ii) the consummation by the Buyer of the transactions contemplated herein.

Section 5.6 No Brokers. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee as a result of actions taken by the Buyer, directly or indirectly, as a result of, or in connection with the transactions contemplated by this Agreement.

Section 5.7 Private Sale Investor Representations.

(a) The Purchased Equity is being acquired for the Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities Laws.

(b) The Buyer is knowledgeable in financial matters and is able to evaluate the risks and benefits of an investment in the Purchased Equity. The Buyer understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. The Buyer has carefully considered and has, to the extent the Buyer deems necessary, discussed with the Buyer’s professional legal, tax, accounting and financial advisers the suitability of its investment in the Purchased Equity.

(c) The Buyer is able to bear the economic risk of its investment in the Purchased Equity for an indefinite period of time because the Purchased Equity have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

(d) The Buyer is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff.

Section 5.8 Non-Public Information. Each Seller has informed the Buyer that such Seller may be in possession of material non-public information relating to LSGC (including, but not limited to, financial projections, future capital expenditures and business strategy, which may be positive or negative), and the Buyer acknowledges such possibility. Each Seller and its officers, directors, employees, agents and Affiliates shall not be liable for any and all claims that the Buyer might have (whether for damages, rescission or any other relief) based on sch Seller’s possession or non-disclosure of such material, non-public information to the Buyer, and the Buyer has not solicited or encouraged, directly or indirectly, any other person to assert such a claim.

Section 5.9 No Other Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither Sellers nor any of their respective Affiliates, directors, officers, employees, shareholders, partners, members or representatives, has made or will make any representations or warranties whatsoever, express or implied, beyond those expressly given by such Seller in Article IV and Buyer expressly disclaims reliance on any other representations or information, or the absence of any information, in making its decision to enter into this Agreement and purchase the VPVP Equity (in the case of VPVP) or the VPCTP Equity (in the case of VPCTP) on the terms set forth herein. Buyer further acknowledges that neither Sellers nor any of their respective Affiliates, directors, officers, employees, shareholders, partners, members or representatives, shall have or be subject to any liability to Buyer or any other person or entity resulting from the purchase of the VPVP Equity (in the case of VPVP) or the VPCTP Equity (in the case of VPCTP) by Buyer, except as expressly set forth in this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Further Assurances. From and after the Closing Date, at the request of the Buyer, each Seller shall execute and deliver or cause to be executed and delivered to the Buyer such other agreements or instruments, in addition to those required by this Agreement, as the Buyer may reasonably request, in order to implement the transactions contemplated by this Agreement. From and after the Closing Date, at the request of either Seller, the Buyer shall execute and deliver or cause to be executed and delivered to such Seller, such other agreements or instruments, in addition to those required by this Agreement, as such Seller may reasonably request, in order to implement the transactions contemplated by this Agreement.

Section 6.2 Non-Interference. For a period of three years after the Closing Date, the Sellers will not, and will cause their respective Affiliates (excluding any operating company in which a Seller or an investment fund Affiliated with a Seller holds securities, except that any such operating company will be deemed an Affiliate if Sellers and investment funds Affiliated with a Seller together have the right to designate a majority of the board of directors of the operating company) not to, cause, induce or encourage any supplier, distributor, customer, consultant, vendor, retailer or other entity that performs a similar function of the Company or any of its Subsidiaries, or any other Person who has a material business relationship with the Company or any of its Subsidiaries, to terminate or materially adversely modify any such relationship.

Section 6.3 Non-Disparagement. For a period of three years after the Closing Date, the Buyer and the Sellers agree not to make or publish negative or disparaging remarks that in any way relate to the other parties (and in the case of the Sellers, the Company and its Subsidiaries) and their respective Affiliates, or any of their (including in the case of the Sellers, the Company and its Subsidiaries) respective officers, directors, or employees.

Section 6.4 Publicity. Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior consent of the other party, such consent not to be unreasonably conditioned, withheld or delayed. For the avoidance of doubt, this Section 6.4 shall not in any way prevent a party from making such disclosures with the SEC as such party, upon the reasonable advice of counsel, deems necessary or appropriate in order to comply with applicable Law or customary disclosure to limited partners affiliated with Buyer or Sellers that are bound by customary confidentiality obligations.

ARTICLE VII

REMEDIES

Section 7.1 Indemnification Obligation.

(a) Each Seller, severally and not jointly, shall indemnify and hold harmless the Buyer and its Affiliates and its and their respective current or former officers, directors, managers, partners, equityholders, employees, agents, successors and assigns, including without limitation in their capacity as shareholders (including as “controlling shareholders”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons with respect to:

(i) any breach of any representation or warranty of such Seller contained in this Agreement, or any certificate, document or instrument delivered by or on behalf of such Seller pursuant to this Agreement; and

(ii) any violation of any covenant or agreement made by such Seller in this Agreement, or any certificate, document or instrument delivered by or on behalf of such Seller pursuant to this Agreement.

(b) Buyer shall indemnify and hold harmless the Sellers and their respective Affiliates and its and their respective current or former officers, directors, managers, partners, equityholders, employees, agents, successors and assigns, including without limitation in their capacity as shareholders (including as “controlling shareholders”) from and against any and all Losses actually sustained by any of such Persons with respect to:

(i) any breach of any representation or warranty of the Buyer contained in this Agreement; and

(ii) any violation of any covenant or agreement made by the Buyer in this Agreement.

Section 7.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after either Buyer or Sellers, as applicable, becomes aware of any claim that such party has under Section 7.1(a) or Section 7.1(b) that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article VII, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall have acknowledged its unqualified obligation to indemnify the Indemnified Party as provided hereunder in writing to the Indemnified Party; provided, further, that the Indemnifying Party may not assume and conduct the defense of a Liability Claim which proceeding could result in the loss or suspension of a necessary Permit or license or otherwise result in an act or investigation of a Governmental Body that could prevent the Indemnified Party from continuing to conduct its business consistent with past practices (including without limitation any violations of Laws relating to consumer protection and debt collections and the rules and regulations promulgated by Governmental Authorities thereunder). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 7.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim from and after such date as the Indemnifying Party assumes the defense; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense at the reasonable cost of the Indemnifying Party; provided, further, that the Indemnified Party shall be entitled to participate in any defense with separate counsel at the reasonable expense of the Indemnifying Party (such reasonable expenses to be limited to the retention of one such counsel) if (i) so requested by the Indemnifying Party or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, (except as expressly provided otherwise herein) the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim with the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary, except with the consent of Indemnifying Party no consent or settlement of any Liability Claim by the Indemnified Party shall be determinative of the amount of Losses relating to such claim nor shall it constitute an admission that such claim entitles any Indemnified Party to be held harmless, indemnified or reimbursed pursuant to this Article VII.

Section 7.3 Survivability; Limitations.

(a) The representations and warranties of the Sellers contained in this Agreement will survive the Closing and continue in full force and effect until the seven year anniversary of the Closing Date (the “Seller Expiration Date”); provided, however, that any Liability Claim pending on any Seller Expiration Date for which a Claims Notice has been given in accordance with Section 7.1(b)(i), on or before such Seller Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b) The representations and warranties of the Buyer contained in this Agreement will survive the Closing and continue in full force and effect until the seven year anniversary of the Closing Date (the “Buyer Expiration Date”); provided, however, that any Liability Claim bending on any Buyer Expiration Date for which a Claims Notice has been given in accordance with Section 7.1(b)(ii) on or before such Buyer Expiration Date may continue to be asserted an indemnified against until finally resolved.

(c) The covenants set forth in this Agreement shall each survive the Closing and continue in full force and effect until fully performed.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.2 Choice of Law. The Laws of the State of Delaware without reference to any conflict of Laws provisions thereof that would result in the application of the Law of a different jurisdiction, will govern all questions concerning the construction, validity and interpretation of this Agreement.

Section 8.3 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the parties hereto. No delay or failure of any party in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of each party are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by such party and shall be effective only to the extent in such writing specifically set forth.

Section 8.4 Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

Section 8.5 Effectiveness. It is understood that this Agreement is not effective and binding upon any of the parties hereto until executed and delivered by each of the parties hereto.

Section 8.6 Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Benefit of Agreement, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs, executors and personal representative, as applicable. This Agreement is made solely for the benefit of the parties hereto and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under Article VII and the Related Parties as set forth in Section 8.12 herein, and no other Person shall have any rights, interest or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

Section 8.8 Notices. Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (i) delivered personally, (ii) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next day or overnight mail or delivery or (iv) sent by electronic mail, facsimile transmission or other electronic means of transmitting written documents (with a follow up copy under (iii) above), to the parties as set forth below:

If to Sellers:

VantagePoint Venture Partners 2006 (Q), L.P.
VantagePoint CleanTech Partners II, L.P. c/o VantagePoint Capital Partners
Attention: Alan E. Salzman
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
Tel: (650) 866-3100
Email: as@vpcp.com

With a copy to:

Harold Friedman; hfriedman@vpcp.com
Neil Wolff; nwolff@vpcp.com
Jack Helfand; jhelfand@vpcp.com

If to the Buyer:

LSGC Holdings III LLC c/o Pegasus Capital Advisors, L.P.
99 River Road
Cos Cob, CT 06807
Attention: Joel Haney
Tel: (212) 710-3493
Email: jhaney@pcalp.com

With a copy (which shall not constitute notice or constructive notice) to:

Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: Michael D. Paley, P.C.
Tel: 312-862-2096
Email: michael.paley@kirkland.com

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

Section 8.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and is the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the parties relating to the subject matter hereof and thereof.

Section 8.10 Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New York, New York in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon it in any manner authorized by the Laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

Section 8.11 WAIVER OF JURY TRIAL. THE SELLER AND THE BUYER EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE SELLER AND BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.12 No Recourse. All Proceedings, obligations, Losses or causes of action (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the sale of the Purchased Equity or any other transaction contemplated by this Agreement to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to that contrary, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Seller’s, the Buyer’s or any of their respective Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Seller, the Buyer or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Seller, the Buyer or any of their respective Affiliates under this Agreement or any documents or instruments delivered in connection herewith or therewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 8.12 shall relieve or otherwise limit the liability of the Seller, the Buyer or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments, except that the parties agree that in no event shall the Seller or the Buyer (or such Affiliate) be liable to the other party hereunder for special or punitive damages (except to the extent payable by such other party to an unaffiliated third party as a result of a third party claim).

Section 8.13 Rules of Construction. Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion in which such words appear. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any reference to any federal, state, local or foreign statute, Law or other legal regulation shall be deemed to also to refer to all rules and regulations promulgated thereunder. References herein to “$” shall be references to United States Dollars. The words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”.

Section 8.14 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.15 Effectiveness; Termination. The purchase and sale of the Purchased Equity contemplated by this Agreement is conditioned upon, and shall not occur or be deemed to occur until the occurrence of, the closing of the transactions contemplated by the Exercise Agreement (the “Option Closing”); provided that upon the occurrence of the Option Closing, the purchase and sale of the Purchased Equity will be effective automatically and immediately (subject to the satisfaction or waiver of the conditions set forth in Article III of this Agreement), without any further action on the part of any Person. In the event of a termination of the Exercise Agreement, this Agreement shall automatically terminate and be void and of no effect without any action on the part of any party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

VANTAGEPOINT VENTURE PARTNERS 2006 (Q), L.P.

By: VANTAGEPOINT VENTURE ASSOCIATES 2006, L.L.C.

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VANTAGEPOINT CLEANTECH PARTNERS II, L.P.

By: VANTAGEPOINT CLEANTECH ASSOCIATES II, L.P.

By: VANTAGEPOINT CLEANTECH MANAGEMENT, LTD.

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

LSGC HOLDINGS III LLC

By: PEGASUS PARTNERS V, L.P.,
its sole member

By: PEGASUS INVESTORS V, L.P.,
its general partner

By: PEGASUS INVESTORS V (GP), L.L.C.,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer

[Signature Page to Equity Purchase Agreement]

EXHIBIT A

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to LSGC HOLDINGS III LLC all of its right, title and interest in, to and under the                                               (the “Shares”) of LIGHTING SCIENCE GROUP CORPORATION (the “Company”) standing in its name on the books of the Company and represented by Certificate No.             , and does hereby irrevocably constitute and appoint                                               as its true and lawful attorney-in-fact to transfer such Shares on the books of the Company and for that purpose, to take all necessary and appropriate action to effect any such transfer, with full power of substitution.

Dated:

[SELLER]

By:
Name:
Title:

EXHIBIT B

FORM OF FIRPTA CERTIFICATE

(Attached)

[Signature Page to Equity Purchase Agreement]

NOTIFICATION TO INTERNAL REVENUE SERVICE

OF CERTIFICATION OF LIGHTING SCIENCE GROUP CORPORATION

UNDER FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

AND TREASURY REGULATION SECTION 1.897-2(h)(2)

Internal Revenue Service Center

P.O. Box 409101

Ogden, UT 84409

Ladies and Gentlemen:

In connection with the sale by VantagePoint Venture Partners 2006 (Q), L.P. and VantagePoint CleanTech Partners II, L.P. (collectively, the “Sellers”), to LSGC Holdings III LLC, a Delaware limited liability company (the “Purchaser”), of certain equity interests of Lighting Science Group Corporation, a Delaware corporation (the “Company”), pursuant to that certain Equity Purchase Agreement (the “Agreement”) dated as of February 3, 2017, by and among the Sellers and the Purchaser, Purchaser requested a statement from the Company pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h). A copy of the statement furnished to Purchaser is attached hereto.

This notification is being given pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2), and, in accordance therewith, the Company hereby provides the following information:

1.	The Company’s address is 1350 Division Road, Suite 204, West Warwick, RI 02893.

2.	The Company’s U.S. employer identification number is 23-2596710.

3.	The statement provided to the Purchaser was not requested by any foreign interest holder; it was requested by the Purchaser as contemplated in Treasury Regulation Section 1.1445-2(c)(3)(i) (last sentence).

3.	The Purchaser’s address is c/o Pegasus Capital Advisors, L.P., 99 River Road, Cos Cob, CT 06807 and the Purchaser’s EIN is [EIN].

4.	The Company is not, nor has the Company been, a U.S. real property holding corporation (within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) at any time during the previous five (5) year period ending on the day of this letter, and shares of common stock of the Company do not constitute “U.S. real property interests” as that term is defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

Under penalties of perjury, the undersigned officer of the Company declares that such officer has examined this notice (and the statement attached hereto), and, to the best of such officer’s knowledge and belief, they are true, correct and complete, and such officer further declare that such officer is a responsible corporate officer of the Company and has authority to sign this document on behalf of the Company.

LIGHTING SCIENCE GROUP CORPORATION

By:
Name:
Its:

Date:

Attachment (1):	Statement to the Purchaser

2

STATEMENT THAT A CORPORATION IS NOT A UNITED STATES REAL

PROPERTY HOLDING CORPORATION AND THAT STOCK IN THE

CORPORATION IS NOT A UNITED STATES REAL PROPERTY INTEREST

Reference is hereby made to that certain Equity Purchase Agreement (the “Agreement”) dated as of February 3, 2017, by and among LSGC Holdings III LLC, a Delaware limited liability company (the “Purchaser”), VantagePoint Venture Partners 2006 (Q), L.P. and VantagePoint CleanTech Partners II, L.P. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that withholding is not required upon the acquisition of an interest in a domestic corporation if the transferor provides the transferee with a copy of a statement issued by the corporation pursuant to Treasury Regulation §1.897-2(h) certifying that the interest is not a U.S. real property interest. In general, a corporation may issue such a statement only if the corporation was not a U.S. real property holding corporation at any time during the previous five (5) years (or the period in which the interest was held by its present holder, if shorter) or if interests in the corporation ceased to be U.S. real property interests under section 897(c)(1) of the Code.

This Statement That A Corporation Is Not a United States Real Property Holding Corporation And That Stock In The Corporation Is Not A United States Real Property Interest (this “Statement”) is provided to the Purchaser pursuant to Section 3.1 of the Agreement. The undersigned, as an officer of Lighting Science Group Corporation, a Delaware corporation (the “Company”), with full power and authority to execute this statement, makes the following voluntary certification to the Purchaser in order to confirm that no such withholding is required by the Purchaser in connection with the transactions contemplated by the Agreement:

1.	The stock of the Company does not constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code;

2.	The Company is not as of the date of this Statement, and was not at any time during the five (5) year period ending on the date of this Statement, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.	The Company is not a disregarded entity as defined in section 1.1445-2(b)(2)(iii);

4.	The Company’s U.S. employer identification number is 23-2596710; and

5.	The Company’s office address is 1350 Division Road, Suite 204, West Warwick, RI 02893.

Under penalties of perjury, the undersigned officer of the Company declares that such officer has examined this Statement, and, to the best of such officer’s knowledge and belief, this Statement is true, correct and complete. The undersigned officer of the Company is authorized to execute this Statement on behalf of the Company.

Dated:	, 2017

LIGHTING SCIENCE GROUP CORPORATION

By:
Name:
Title: